Exhibit 10.4

March 26, 2020

Re:Acceptance of Temporary Compensation Reduction

Dear Ms. Taylor:

The Container Store Group, Inc. (the “Container Store”) is facing business and financial challenges in light of the current global crisis. As we all wish to provide the Container Store the opportunity to extend its available resources, you have agreed to a reduction in your compensation as set forth in your Fifth Amended and Restated Employment Agreement, dated November 5, 2019, (the “Employment Agreement”).  Accordingly, effective on March 30, 2020, you have agreed to the following:

1.Your Annual Base Salary (as defined in the Employment Agreement) will be reduced by 33% to

$402,000 annually (the “Base Pay Reduction”). The Base Pay Reduction will continue to apply unless otherwise determined by the Board of Directors of the Container Store (the “Board”). The Base Pay Reduction shall not be applied to any severance compensation contained in the Agreement.

2.Payment of your Annual Bonus (as defined in the Employment Agreement), if any, earned with respect to the fiscal year ending March 28, 2020 will be deferred until such later date as either the Culture and Compensation Committee of the Board or the Board shall determine (the “Discretionary Bonus”).

Except as set forth in this letter agreement, all other terms and conditions of your Employment Agreement shall remain in full force and effect. This letter agreement is entered into without reliance on any promise or representation other than those expressly contained herein. You hereby waive any notice period set forth in your Employment Agreement or otherwise for the changes set forth herein. In addition, you hereby agree that, notwithstanding anything to the contrary in the Employment Agreement, the Base Pay Reduction and the Discretionary Bonus provisions described in this letter will not, individually or in the aggregate, constitute “Good Reason” under the Employment Agreement. Payments described hereunder are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance thereunder, and this letter shall be interpreted accordingly. You also hereby confirm that you are not compelled to accept the Base Pay Reduction and/or the Discretionary Bonus, and are doing so out of your own volition in an effort to assist the Container Store.

Please indicate your agreement with these terms of this letter agreement by signing and dating this letter below.

Sincerely,

THE CONTAINER STORE GROUP, INC.

/s/ MELISSA REIFF

Melissa Reiff

Chief Executive Officer

Agreed and accepted, dated March 26, 2020:

/s/ JODI L. TAYLOR

Jodi L. Taylor